Exhibit 99.1

GAP INC. REPORTS APRIL SALES UP 22 PERCENT;

COMPARABLE STORE SALES UP 20 PERCENT

Company Expects to Report First Quarter Earnings Per Share of $0.19 to $0.22

SAN FRANCISCO — May 8, 2003 — Gap Inc. (NYSE: GPS) today reported net sales of $1.2 billion for the four-week period ended May 3, 2003, which represents a 22 percent increase compared with net sales of $962 million for the same period ended May 4, 2002. The company’s comparable store sales for April 2003 increased 20 percent, compared with a 24 percent decrease in April 2002.

Comparable store sales by division for April 2003 were as follows:

•	Gap U.S.: positive 23 percent versus negative 26 percent last year

•	Gap International: positive 20 percent versus negative 21 percent last year

•	Banana Republic: positive 11 percent versus negative 13 percent last year

•	Old Navy: positive 20 percent versus negative 27 percent last year

“We’re pleased with our April comparable store sales and overall merchandise margin improvement,” said Sabrina Simmons, senior vice president, treasury and investor relations. “Our performance for April shows continued turnaround momentum in our business, particularly at Gap and Old Navy, with customers responding favorably to our summer product and marketing.”

First Quarter Sales Results and Earnings Guidance

For the 13 weeks ended May 3, 2003, net sales of $3.4 billion represent an increase of 16 percent compared with net sales of $2.9 billion for the same period ended May 4, 2002. The company’s first quarter comparable store sales increased 12 percent compared with a decrease of 17 percent in the first quarter of the prior year.

The company also announced that it expects to report on May 22 first quarter earnings per share of $0.19 to $0.22.

Comparable store sales by division for the first quarter of 2003 were as follows:

•	Gap U.S.: positive 12 percent versus negative 20 percent last year

•	Gap International: positive 13 percent versus negative 19 percent last year

•	Banana Republic: positive 1 percent versus negative 9 percent last year

•	Old Navy: positive 16 percent versus negative 18 percent last year

As of May 3, 2003, Gap Inc. operated 4,241 store concepts compared with 4,228 store concepts last year. The number of stores by location totaled 3,105 compared with 3,125 stores by location last year.

Gap Inc. will release its first quarter earnings via press release on May 22, 2003, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at gapinc.com.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Investor Relations:	Media Relations:
Evan Price 650-874-2021	Stacy MacLean 415-427-2577

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.